EXHIBIT 99

EMPIRE PETROLEUM ANNOUNCES FULL SUBSCRIPTION OF RIGHTS OFFERING

TULSA, Okla., April 11, 2024 -- (NEWSWIRE) -- Empire Petroleum Corporation (NYSE American: EP) ("Empire" or the "Company"), an oil and gas company with current producing assets in New Mexico, North Dakota, Montana, Texas, and Louisiana, announced today its previously announced rights offering (the “Rights Offering”) was fully subscribed. The subscription period for the Rights Offering expired at 5:00 p.m., New York City time, on April 10, 2024.

The Company received subscriptions for more than 100% of the shares available in the Rights Offering. Accordingly, stockholders will receive their basic subscription privilege but, because there are not enough shares to satisfy all oversubscriptions, remaining shares will be allocated pro-rata, after eliminating all fractional shares, among oversubscribing stockholders.

As previously indicated, our largest stockholders, Phil E. Mulacek, Chairman of the Board of the Company, and Energy Evolution Master Fund, Ltd., a Cayman Islands exempted company, participated in the Rights Offering and fully subscribed to the shares of common stock corresponding to their subscription rights, as well as fully exercising their over-subscription rights to purchase their pro rata share of the underlying securities related to the rights offering that remain unsubscribed.

The Rights Offering is expected to result in gross proceeds, before expenses, to the Company of approximately $20.66 million. The Company will use the proceeds from the Rights Offering for current and future drilling activity, 3D seismic, land and lease purchases, enhanced oil recovery facilities and general corporate purposes.

The Rights Offering is more fully described in the prospectus supplement filed with the Securities and Exchange Commission (“SEC”) on March 7, 2024, as supplemented by the prospectus supplement filed with the SEC on March 28, 2024.

About Empire Petroleum

Empire Petroleum Corporation is a publicly traded, Tulsa-based oil and gas company with current producing assets in New Mexico, North Dakota, Montana, Texas, and Louisiana. Management is focused on organic growth and targeted acquisitions of proved developed assets with synergies with its existing portfolio of wells. More information about Empire can be found at www.empirepetroleumcorp.com.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements involve a wide variety of risks and uncertainties, and include, without limitations, statements with respect to the Company’s estimates, strategy and prospects. Such statements are subject to certain risks and uncertainties which are disclosed in the Company’s reports filed with the SEC, including its Form 10-K for the fiscal year ended December 31, 2023, and its other filings with the SEC. Readers and investors are cautioned that the Company’s actual results may differ materially from those described in the forward-looking statements due to a number of factors, including, but not limited to, the Company’s ability to acquire productive oil and/or gas properties or to successfully drill and complete oil and/or gas wells on such properties, general economic conditions both domestically and abroad, and other risks and uncertainties related to the conduct of business by the Company. Other than as required by applicable securities laws, the Company does not assume a duty to update these forward-looking statements, whether as a result of new information, subsequent events or circumstances, changes in expectations, or otherwise.

Contacts

Empire Petroleum Corporation:

Mike Morrisett, President and CEO

539-444-8002

info@empirepetrocorp.com

Securities Transfer Corporation, as rights agent:

469-633-0101

stc@stctransfer.com